Exhibit 99.1

FOR IMMEDIATE RELEASE

Automotive Industry Veteran David C. Dauch

Joins REV Group’s Board of Directors

BROOKFIELD, Wis – October 14, 2024 – REV Group, Inc. (NYSE: REVG), a leading designer and manufacturer of specialty vehicles, announces that David C. Dauch has been elected as an independent member of its Board of Directors, effective from Friday, October 11.

Dauch serves as Chairman of the Board & Chief Executive Officer of American Axle & Manufacturing Holdings, Inc. (AAM), a Fortune 500, Global Tier 1 Automotive Supplier headquartered in Detroit, Michigan. Having spent nearly 30 years at AAM, Dauch is currently responsible for developing and implementing AAM’s operating and strategic objectives as well as overseeing the day-to-day operations of AAM which include nearly 80 facilities in 18 countries.

“David brings nearly four decades of automotive industry expertise to REV Group’s Board of Directors. We believe his significant experience and insights will further REV Group’s strategic and operational imperatives,” said Board Chair Jean Marie (John) Canan. “On behalf of the REV Group Board of Directors, I am delighted to welcome David to the Board.”

Dauch has served on the Board of Directors of AAM since 2009 and currently serves on the Boards of Amerisure Mutual Holdings, Inc., the Amerisure Companies, and the National Association of Manufacturers (NAM). He is also a member of the Stellantis Supplier Advisory Council and the Miami University Business Advisory Council.

Dauch holds a bachelor’s degree in management (Production/Supply Chain) from Miami University and an MBA from Michigan State University.

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About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreational Vehicles Segment manufactures a variety of RVs from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Investor Relations

Drew Konop
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+1.262.957.4594 (mobile)
investors@revgroup.com

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